Exhibit 4.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is by and between Commune Omni Fund, LLC, a Delaware limited liability company (the “Company”), and the undersigned (the “Subscriber”).

WHEREAS, pursuant to Regulation A of the Securities Act of 1933, as amended (“Act”), the Company is offering (the “Offering”) to investors up to 75,000,000 units of membership interest in the Company (“Units”) at the price per Unit set forth in the Offering Circular of the Company, as supplemented and amended from time to time (the “Offering Circular”);

WHEREAS, Subscriber desires to subscribe for the Units on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

I.	SUBSCRIPTION FOR UNITS

a.            Subject to the terms and conditions set forth in this Agreement, Subscriber hereby subscribes for and agrees to purchase Units in the amount of the aggregate purchase price set forth on the signature page to this Agreement (“Purchase Price”). The Purchase Price is payable by wire, ACH collection, ACH payment, credit card, by check payable to the Company, or other method acceptable by the Company (“Subscription”) with the execution and submission of this Agreement.

b.            The Company has the right to reject this Subscription in whole or in part for any reason or no reason. Subscriber may not cancel, terminate, or revoke this Agreement, which, in the case of an individual, shall survive Subscriber’s death or disability and shall be binding upon Subscriber, Subscriber’s heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees, and assigns.

c.            In the event that this Subscription is rejected in full or the Offering is terminated, payment made by Subscriber to the Company for the Units will be refunded to Subscriber without interest and without deduction, and all of the obligations of Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, the Company shall refund to Subscriber any payment made by Subscriber to the Company with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

d.            Subscriber agrees that the execution of this Agreement constitutes Subscriber’s consent to the Operating Agreement of the Company (“Operating Agreement”) and, if this Subscription is accepted by the Company and the Company has received the Purchase Price, Subscriber will become a member of the Company (“Member”).

II.	REPRESENTATIONS AND COVENANTS OF SUBSCRIBER

In connection with the purchase of Units, Subscriber hereby represents, warrants, and covenants to the Company and Commune Omni Fund Management, LLC (the “Manager”) that:

a.            Subscriber has full power and authority to enter into and deliver this Agreement and to perform Subscriber’s obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized, if applicable, and this Agreement constitutes a valid and legally binding obligation of Subscriber.

b.            Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the obligations hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to Subscriber.

c.            Subscriber, if an entity, is, and shall at all times while it holds Units remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is twenty-one (21) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America.

d.            If other than an individual, Subscriber represents it has not been organized solely for the purpose of acquiring the Units and the information set forth on Exhibit A or, if Subscriber is completing the subscription materials through KoreTransfer USA LLC (the Company’s transfer agent), the information set forth in the investor profile on the KoreTransfer platform (“Investor Profile”) is true, correct, and complete.

e.            Subscriber first learned of the offer and sale of the Units in the state set forth in Exhibit A or the Investor Profile, as applicable.

f.             Subscriber recognizes that the purchase of Units involves a high degree of risk in that: (i) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Units; (ii) the Units are being sold pursuant to an exemption under Regulation A issued by the Securities and Exchange Commission (“SEC”) under the Act, but the Units are not registered under the Act or any state securities law; and (iii) there is only a limited trading market for the Units, and there is no assurance that a more active one will ever develop, and therefore, Subscriber may not be able to liquidate Subscriber’s investment.

g.            Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time or a complete loss of this investment. Subscriber has adequate means to provide for Subscriber’s current needs and personal contingencies and has sufficient net worth to sustain the loss of Subscriber’s entire investment in the Company. Subscriber has no need for liquidity in Subscriber’s investment in the Units.

h.            Subscriber’s overall commitment to investments that are not readily marketable is not disproportionate to Subscriber’s net worth and Subscriber’s investment in the Units will not cause such overall commitment to become excessive.

i.             Either: (i) Subscriber is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Act; OR (ii) the aggregate purchase price tendered by Subscriber does not exceed, for natural persons, 10% of the greater of Subscriber’s annual income or net worth or, for non-natural persons, 10% of the greater of annual revenue or net assets of Subscriber’s most recently completed fiscal year. Subscriber agrees to promptly provide the Company with information as may be reasonably requested for the Company to confirm the status of Subscriber. Subscriber confirms that the selection in Exhibit A or the Investor Profile, as applicable, regarding investor eligibility is true, correct, and accurate.

j.             Subscriber confirms that: (i) Subscriber has prior investment experience (including investment in non-listed and non-registered securities); (ii) Subscriber, either alone or with its representative, has read all of the documents furnished or made available by the Company to Subscriber, including, without limitation the Offering Circular and Operating Agreement; (iii) Subscriber has had the opportunity to ask questions about the Company and to obtain (and that Subscriber has received to its satisfaction) such information about the business and financial condition of the Company as Subscriber has reasonably requested; (iv) Subscriber, either alone or with its representative, if any, has such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of the prospective investment in the Units and make an informed investment decision with respect thereto; and (v) all documents, records and books pertaining to the investment in the Company have been made available to Subscriber and/or to Subscriber’s personal investment, tax, and legal advisers, if such advisers were utilized by Subscriber.

k.            Subscriber is: (i) subscribing for and purchasing Units: (A) without being furnished any offering literature, other than the Offering Circular, the Operating Agreement, and this Agreement; and (B) without receiving any representations or warranties from the Company or its representatives other than the representations and warranties contained in said documents; and (ii) making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by Subscriber or Subscriber’s advisors.

l.             Subscriber is acquiring Units based only upon its independent examination and judgment as to the prosects of the investment as determined from information obtained directly by Subscriber from the Company or its authorized representatives.

m.           Subscriber acknowledges that the price of the Units was set by the Company as described in the Offering Circular and no warranties are made as to value. Subscriber further acknowledges that future offerings of securities by the Company may be made at lower valuations, with the result that the Subscription’s investment will bear a lower valuation.

n.            Subscriber acknowledges that any estimates or forward-looking statements or projections included in the Offering Circular were prepared by the management of the Company in good faith based on estimates, assumptions and forecasts that the Company believes to be reasonable, but that may prove to be incorrect. No assurance is given that actual results will correspond with the results contemplated by the various projections, estimates or forward-looking statements and such statements should not be relied upon.

o.            Subscriber acknowledges that the Offering Circular and this Offering have not been recommended or approved by the SEC or any state securities commission, and that no federal or state agency has made any finding or determination regarding the fairness or merits of the Offering or confirmed the accuracy or determined the adequacy of the Offering Circular.

p.            Units are being purchased for Subscriber’s own account without the participation of any other person, with the intent of holding Units for investment and without the intent of participating, directly or indirectly, in a distribution of Units and not with a view to, or for resale in connection with, any distribution of Units, nor is Subscriber aware of the existence of any distribution of Units. In making such representation, Subscriber acknowledges that a purchase now with an intent to resell by reason of any foreseeable specific contingency, some predetermined event or an anticipated change in market value, or in the condition of the Company, or that of the real estate industry, or in connection with a contemplated liquidation or settlement of any loan obtained by Subscriber for the acquisition of such Units and for which such Units may be pledged as security, would represent a purchase with an intent inconsistent with the foregoing representation.

q.            Subscriber understands that there are significant restrictions on the transferability of Units under the Operating Agreement and applicable law and Subscriber will not transfer any Units to any other person except in accordance with the Operating Agreement and applicable law.

r.             Subscriber has taken no action which would give rise to any claim by any person for brokerage commissions, finders, fees or the like relating to this Agreement or the transactions contemplated hereby.

s.            Subscriber understands that the Units will be recorded and maintained a transfer agent appointed by the Company and that the Company will not issue physical certificates for the Units.

t.             None of the “Bad Actor” disqualifying events described in Rule 506(d)(1)(i) to (viii) under the Act (each referred to as a “Disqualification Event”) are applicable to Subscriber. Subscriber shall notify the Manager promptly in writing in the event a Disqualification Event becomes applicable to Subscriber.

u.            Subscriber is not relying on the Company, or any of its employees, agents or sub-agents with respect to the legal, tax, economic and related considerations of an investment in the Units, and Subscriber has been advised to consult with Subscriber’s own attorney regarding legal matters and own tax advisor regarding tax matters concerning an investment in the Company and has done so to the extent Subscriber considers necessary.

v.            Under the penalties of perjury, Subscriber certifies that: (a) the social security or tax ID number listed by Subscriber in Exhibit A or the Investor Profile, as appliable, is true, correct and complete and that Subscriber is not subject to backup withholding under § 3406(a)(l)(c) of the Internal Revenue Code of 1986, as amended (the “Code”), either because (i) Subscriber has not been notified that Subscriber is subject to backup withholding as a result of a failure to report all interest or dividends, or (ii) the IRS has notified Subscriber that it is no longer subject to backup withholding; or (b) Subscriber is not a U.S. citizen or resident, is not a dealer in commodities (i.e., regularly engaged as a merchant in buying and selling commodities), and is not engaged in a U.S. trade or business.

w.           Anti-Money Laundering

i.	The acceptance of the Subscription together with the appropriate remittance will not violate any applicable money laundering laws, rules or regulations, Subscriber undertakes to provide to the Manager verification of Subscriber’s identity satisfactory to the Manager promptly on request, and Subscriber will hold the Company, the Manager, and their respective affiliates, agents, and assigns, harmless and indemnified against any loss arising as a result of a failure to process Subscriber’s subscription or any future redemption request by Subscriber if such information as has been required by the parties referred to has not been provided by Subscriber.

ii.	Subscriber is purchasing Units with lawfully acquired funds for investment.

iii.	Subscriber represents that all evidence of identity provided in connection with this Agreement is complete, true and correct and all related information furnished is genuine and accurate.

iv.	Subscriber agrees to provide any information deemed necessary by the Company and the Manager to comply with the Company’s anti-money laundering program and related responsibilities from time to time. In the event of delay or failure by Subscriber to produce any information requested in this Agreement or required for verification purposes, the Company or the Manager may refuse to accept the Subscription.

v.	Subscriber represents and covenants that neither it, nor any person controlling, controlled by, or under common control with it, nor any person having a beneficial interest in it: (i) is a country, territory, individual, organization, or entity listed on the List of Specially Designated Nationals and Blocked Persons (the “OFAC Control List”) maintained by the U.S. Office of Foreign Assets Control (“OFAC”) (available at http://www.ustreas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf) or (ii) is investing or intending to invest in the Company on behalf of or for the benefit of, nor is it directly or indirectly affiliated with, any country, territory, individual, organization, or entity listed on the OFAC Control List or restricted by any OFAC sanctions program. Subscriber agrees to promptly notify the Company and the Manager of any change in information affecting this representation and covenant.

vi.	Subscriber represents that: (i) the amounts to be invested by it in the Company are not directly or indirectly derived from activities that contravene U.S. federal or state laws or regulations and international laws and regulations, including, without limitation, anti-money laundering laws and regulations; and (ii) the proceeds from the Investor’s investment in the Company will not be used to finance any illegal activities.

vii.	Subscriber acknowledges that: (i) additional subscriptions by Subscriber may be refused; and/or (ii) requests for withdrawals may be delayed or declined if the Company or the Manager reasonably believes it does not have satisfactory evidence of Subscriber’s identity.

viii.	Subscriber acknowledges that, if, following the Company’s and the Manager’s acceptance of this Agreement, the Company and the Manager reasonably believe that Subscriber is listed on the OFAC Control List or has otherwise breached its representations and covenants as to its identity, the Company or the Manager may be obligated to block Subscriber’s investment in accordance with applicable law, and Subscriber will have no claim against the Company or the Manager for any form of damages as a result of blocking the investment.

ix.	If Subscriber is a “fund of funds” or an entity that invests on behalf of others, Subscriber, in addition to and not by way of limiting the foregoing, represents and certifies that it is aware of the requirements of the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), and rules and regulations promulgated thereunder and other applicable anti-money laundering measures in any jurisdiction (collectively, the “AML Rules”) and that it has adopted anti-money laundering policies and procedures in place reasonably designed to verify the identity of its beneficial owners or underlying investors, as the case may be, and their respective sources of funds. Such policies and procedures are properly enforced and are consistent with such AML Rules. Subscriber represents and certifies that to the best of its knowledge, the beneficial owners or investors, as the case may be, are not individuals, entities, or countries that may subject the Company, the Manager, or any of their affiliates to criminal or civil violations of any AML Rules. Subscriber acknowledges that it is to furnish a copy of its anti-money laundering policies and procedures to the Company when requested. Among its other obligations hereunder, Subscriber agrees to promptly notify the Company and the Manager if the foregoing representation and certification becomes inaccurate.

x.	Subscriber represents that:

1.	it is not a Senior Foreign Political Figure, a member of a Senior Foreign Political Figure’s Immediate Family, and/or any Close Associate of a Senior Foreign Political Figure residing in a high-risk or non-cooperative jurisdiction (an “HNJ”) or a jurisdiction that has been designated by the U.S. Treasury as warranting special measures due to money laundering concerns;

2.	it is not a former Senior Foreign Political Figure residing in an HNJ or a jurisdiction that has been designated by the U.S. Treasury as warranting special measures due to money laundering concerns;

3.	it is not resident in, or organized or chartered under the laws of a jurisdiction that has been designated by the U.S. Secretary of Treasury under Sections 311 and 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns;

4.	it is not a Foreign Shell Bank as the term is defined in the USA PATRIOT Act; and

5.	its subscription funds do not originate from, nor will they be routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or charted under the laws of a jurisdiction deemed to be an HNJ or a jurisdiction that has been designated by the U.S. Treasury as warranting special measures due to money laundering concerns.

xi.	Subscriber recognizes that non-public information concerning Subscriber set forth in this Agreement or otherwise disclosed by Subscriber to the Company, or other agents of the Company (the “Information”) (such as Subscriber’s name, address, social security number, assets and income): (i) may be disclosed to the Company’s Manager, attorneys, accountants, lenders, and third party administrators in furtherance of the Company’s business; and (ii) as otherwise required or permitted by law. The Company and the Manager restrict access to the Information to their employees who need to know the information to provide services to the Company, and maintain physical, electronic, and procedural safeguards that comply with U.S. federal standards to guard the information.

xii.	Subscriber should not construe the contents of the Operating Agreement, or any prior or subsequent communication from the Manager or any of its respective agents, officers, or representatives, as legal or tax advice; Subscriber has been advised to consult with Subscriber’s own attorney regarding legal matters and own tax advisor regarding tax matters concerning an investment in the Company and has done so to the extent Subscriber considers necessary; the legal and tax consequences to Subscriber of the investment in the Company will depend on Subscriber’s particular circumstances; and neither the Company nor the Manager makes any representation or warranty with respect thereto.

x.             ERISA. If Subscriber is, or is acting on behalf of: (i) an employee benefit plan that is subject to Part 4 of Title I of ERISA (an “ERISA Plan”); (ii) a “plan” as defined in Section 4975 of the Code, including, without limitation, an individual retirement account, that is subject to Section 4975 of the Code (an “IRA”); (iii) an entity whose underlying assets include assets of such plans by reason of a plan’s investment in such entity (a “Plan Asset Entity”) (ERISA Plans, IRAs, and Plan Asset Entities, and all persons acting on the behalf of or with respect to any of these shall be referred to as “Benefit Plan Investors”); or (iv) any benefit plan or entity that is subject to any laws or regulations that are similar to Part 4 of Title I of ERISA or Section 4975 of the Code (such a plan or entity or any person acting on behalf of such a plan or entity shall be referred to as an “Other Plan Investor”, and the relevant plan or plans underlying each Benefit Plan Investor or Other Plan Investor shall be referred to as the “Plan”), Subscriber hereby represents and warrants to the Company and the Manager that:

i.	The initial decision to invest assets of the Plan in the Company has been made, and the decision to make subsequent investments or withdrawals of assets of the Plan in or from the Company will be made, by a fiduciary of the Plan (unrelated to the Manager) (the “Plan Investment Fiduciary”) acting in the exercise of its sole discretion to make such investment decisions, and none of the Manager or any of its affiliates or employees is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the subscriber’s investment in the Company.

ii.	Subscriber acknowledges that it understands (and the Manager agrees) that neither the Manager nor any person acting on behalf of the Company or the Manager will have any direct contact with any participants or beneficiaries of the Plan regarding investment of their benefits in the Plan.

iii.	Investment in the Company is permitted by the terms of the Plan, and the execution and delivery of this Agreement and the acquisition, holding, and withdrawal of a Unit does not result in a non-exempt prohibited transaction under the Section 406(a) of ERISA, Section 4975 of the Code or Similar Law.

iv.	If the Plan is an ERISA Plan, (i) Subscriber is a named fiduciary, within the meaning of Section 402(a) of ERISA, of such Plan, (ii) in accordance with Section 403 of ERISA, at least one signatory for the Plan hereunder is a “trustee” or “investment manager” of the Plan as defined in ERISA, and (iii) the person executing this Agreement on behalf of Subscriber represents that he or she and the Plan Investment Fiduciary have been informed of and understand the Company’s investment objectives, policies and strategies and determined that they are appropriate for the ERISA Plan in view of its overall investment policy and composition and diversification of its portfolio.

v.	Subscriber and/or the Plan Investment Fiduciary will provide to the General Partner upon acceptance of this Agreement and from time-to-time thereafter upon reasonable notice a list of the parties in interest, as defined in ERISA Section 3(14) or disqualified persons, as defined in Section 4975 of the Code, of the Plan.

vi.	Subscriber hereby: (i) acknowledges that the Company is not a publicly offered security, a registered investment company security, or an operating company; (ii) acknowledges that the equity participation by Benefit Plan Investors may be or become “significant” within the meaning of ERISA Section 3(42) and any regulations issued thereunder, and accordingly, the assets of the Company may be considered ERISA “plan assets”; (iii) acknowledges that, in the event the assets of the Company are considered “plan assets” under the Plan Asset Rule, the Manager and any other entity with discretion over the Company may be ERISA “fiduciaries” with respect to any ERISA plan whose assets are invested in the Company; and (iv) acknowledges that the Manager is not a registered investment adviser.

vii.	Subscriber is aware that if Subscriber is an ERISA plan or other tax-exempt entity, it may be subject to federal income tax on any unrelated business taxable income from its investment in the Company. Subscriber has consulted counsel to the extent it deems necessary concerning the propriety of making an investment in the Company and the appropriateness of such an investment under ERISA and the Code, including, without limitation, with respect to an IRA, the possible risk of loss of the IRA’s tax-exempt status if an investment in the Company is found to violate the requirements of Code section 408(a)(5).

y.            The foregoing representations, warranties and agreements are true, correct, and complete as of the date hereof and the date of the closing of the purchase of Units by Subscriber (“Closing”) and shall survive the Closing.

z.            All information that Subscriber has provided, or will provide, to the Company regarding this Agreement is true, correct, and complete as of the date of execution of this Agreement and as of the date of Closing. Subscriber will promptly provide to the Company written notice of any material changes to information provided to the Company. Subscriber acknowledges and understands the Company will rely on the representations and warranties contained in this Agreement to determine the applicability of certain securities laws, the suitability of Subscriber as an investor in the Company, and for certain other purposes.

aa.          Subscriber will complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to the Company. Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to the Company will be true, correct and complete. Subscriber will (i) promptly inform the Company of any change in such information, and (ii) furnish to the Company a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Code or any applicable Treasury Regulations or as may be requested from time to time by the Company.

III.           INDEMNIFICATION. Subscriber will indemnify and hold harmless the Company, the Manager, any director, manager, trustee, officer, equity holder, employee, agent, affiliate or representative of the foregoing (each, an “Indemnified Person”) against any losses, claims, suits, damages, awards, judgments, settlements, costs, expenses or liabilities (including attorneys, accountants and advisors fees and expenses) to which any of them may become subject arising out of or based upon: (i) any breach of any representation or warranty or any breach of or failure to comply with any covenant or agreement made by Subscriber in this Agreement or in any other document furnished by Subscriber or its representatives to the Company or to the Manager in connection with the Offering or subscription of Units; (ii) any disposition by Subscriber of any Units in violation of this Agreement, the Operating Agreement, or any applicable law; or (iii) any fraud, gross negligence, willful misconduct, bad faith or unlawful activity by or on behalf of Subscriber affecting any Indemnified Person. Subscriber will reimburse each Indemnified Person for their legal and other expenses (including the cost of any investigating, preparing or defending any such loss or threatened loss), as and when they are incurred, in connection with any action, proceeding or investigation arising out of or based upon the foregoing. Subscriber’s indemnity and reimbursement obligations under this Section shall survive Subscriber’s admission to the Company as a Member and shall be in addition to any liability which Subscriber may otherwise have (including, without limitation, liability under the Operating Agreement), and shall be binding upon and inure to the benefit of any successors, assigns, heirs, estates, executors, administrators and personal representatives of each Indemnified Person. If Subscriber is a Plan, the foregoing indemnification obligation in this Section 5 applies to the Plan’s sponsor.

IV.           ELECTRONIC COMMUNICATIONS.

a.            Subscriber consents to receiving statements, reports, and other communications, relating to the Company and Subscriber’s investment in the Company via email from the Manager and the Company (without necessity of confirmation of receipt) or on a web portal for the Company (which will be protected by password access to the extent such communication contains information that is personal to Subscriber) (“Web Portal”). Subscriber acknowledges that while the Company and the Manager will take reasonable precautions to ensure the integrity, confidentiality and security of the documents, they will not be liable for any interception, computer viruses or any other defects associated with the electronic communications nor will they be liable for any failure of Subscriber to successfully receive such electronic communications.

b.            The Company will send Members certain tax documents, including, without limitation, Form 1099 and/or Form K-1 (“Tax Documents”). The Company is required to send Tax Documents to Members in writing, which means in paper form. By executing this Agreement, Subscriber consents to receiving Tax Documents electronically and acknowledges that Subscriber is able to access Tax Documents via email or Web Portal. Subscriber’s consent to receive the Tax Documents electronically continues for every tax year until Subscriber withdraws its consent. Subscriber can withdraw its consent before the Tax Documents are furnished by contacting the Manager.

V.            MISCELLANEOUS

a.            Power of Attorney. By executing this Agreement, Subscriber irrevocably appoints the Manager and each officer of the Company, and the liquidating trustee, if any, for the Company acting in such capacity (each such person is referred to as the “Attorney”), as Subscriber’s lawful agent and attorney-in-fact, with full power of substitution, and with full power and authority to act in Subscriber’s name, place and stead, and on Subscriber’s behalf, to make, execute, deliver, swear to, acknowledge, file and record: (i) the Operating Agreement on the date Subscriber is admitted as a Member of the Company; (ii) any documents, instruments and conveyances as may be necessary or appropriate to carry out the provisions of the Operating Agreement; (iii) all other agreements and instruments deemed necessary by the Manager to consummate any investment pursuant to the Operating Agreement; (iv) any business certificate, fictitious name certificate, amendment thereto, or other comparable instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Company, or required by any applicable federal, state or local law; (v) all instruments or documents required to effect a transfer of Units; (vi) all filings, if any, which require the signature of one or more Members, including, without limitation, any such filing for the purpose of admitting Subscriber and others as Members of the Company and describing their initial or any increased capital contributions; (vii) all conveyances and other instruments or documents deemed necessary by the Manager or any liquidating trustee to effect the dissolution or termination of the Company; and (viii) such other certificates or instruments as may be required under the laws of the State of Delaware or any other jurisdiction, or by any regulatory agency, as the Manager or any liquidating trustee may deem necessary or advisable. Such representative and attorney-in-fact will not have any right, power or authority to amend or modify the Operating Agreement when acting in such capacity, except as otherwise set forth in the Operating Agreement. The power of attorney granted hereby (x) is coupled with an interest, shall be irrevocable and shall survive and not be affected by the subsequent death, disability, incapacity, dissolution, termination or bankruptcy of Subscriber; (y) may be exercised by the Attorney, either by signing separately as attorney-in-fact for Subscriber or by a single signature of the Attorney, acting as attorney-in-fact for all Subscribers in the Company; and (z) shall survive the assignment by Subscriber of the whole or any fraction of Subscriber’s Units, except that, where the assignee of the whole of Subscriber’s Units in the Company has been approved by the Manager for admission to the Company as a substituted member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the Attorney to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

b.            Governing Law. This Agreement and all amendments hereto will be governed by and construed in accordance with the laws of the State of California and, together with the rights and obligations of the parties hereunder, will be construed under and governed by the laws of such state without giving effect to any choice or conflict of law provisions or rules that would cause the application of the domestic substantive laws of any other jurisdiction. Notwithstanding the foregoing, the parties agree that any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in any appropriate state or federal court located in the State of California, and each of the parties consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

c.            Notice. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by electronic mail, reputable overnight courier, facsimile (with receipt of confirmation) or registered or certified mail, return receipt requested, addressed to the Company, at the address set forth in the Offering Circular, Attention: MANAGER and to Subscriber at the email address or address indicated in Exhibit A or the Investor Profile, as applicable, or by posting the communication on a Web Portal. Notices shall be deemed to have been given on the date when mailed or sent by e-mail or overnight courier or posted, except notices of change of address, which shall be deemed to have been given when received.

d.            Assignment. This Agreement, or the rights, obligations or interests of Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of the Company. Any such assignment, transfer or delegation in violation of this section shall be null and void.

e.            Entire Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

f.             Amendment. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

g.            Severability. Each provision of this Agreement is intended to be severable. If any term or provision is held to be invalid, void, or unenforceable by a court of competent jurisdiction for any reason whatsoever, such ruling will not affect the validity of the remainder of this Agreement, unless to do so would defeat an essential purpose of this Agreement.

h.            Waiver. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

i.             Counterparts. This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

j.             WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A SUIT, ACTION, OR PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

Name of Investor

By:
Name:
Title:
Date:

AGREED AND ACCEPTED:

COMMUNE OMNI FUND, LLC

By: Commune Omni Fund Management, LLC, its manager

By: Commune Capital, LLC, its sole member

By:
Name:
Title:

Date Accepted:

EXHIBIT A

INSTRUCTIONS

Subscriber’s Subscribing via the Kore Platform: Ensure Investor Profile on Kore Platform is complete. If complete, Subscriber is not required to complete this Exhibit A.

Subscriber’s Subscribing via Other Methods: Please review and complete this Exhibit A.

INVESTOR INFORMATION

Investor Name:

Investor Account Name:

(This is the name under which the Units will be recorded, if using a custodian please discuss the name under which the investment will be recorded)

Subscription Amount:

Investment Account Type

☐ Individual
☐ Joint Tenants with Right of Survivorship (JTWROS)
☐ Tenants in Common
☐ Revocable Trust
☐ Irrevocable Trust
☐ Corporation
☐ Partnership
☐ Limited Liability Company
☐ 401k
☐ IRA
☐ Other:

State of Residence/Incorporation:

Address:

Social Security Number/Tax Identification Number:

Subscriber Eligibility

THE FOLLOWING INFORMATION IS TO BE PROVIDED SO THAT THE COMPANY CAN DETERMINE IF THE PURCHASER IS AN ELIGIBLE INVESTOR.

Please select one:

☐ I am a natural person and the aggregate purchase price listed on the signature page to my Subscription Agreement does not exceed 10% of the greater of my annual income or net worth.

☐ I am not a natural person and the aggregate purchase price listed on the signature page to my Subscription Agreement does not exceed 10% of the greater of my annual revenue or net assets of the most recently completed fiscal year.

☐ I am an accredited investor as that term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (“Act”). Please select one of the options below.

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent (i.e., a cohabitant occupying a relationship generally equivalent to that of a spouse), at the time of such Investor’s purchase, exceeds $1,000,000 (not including the value of the primary residence of such natural person, but including as a liability against such individual or joint net worth any indebtedness at the time of investment that is secured by such person’s primary residence to the extent such indebtedness (i) exceeds the fair market value of such primary residence or (ii) was incurred during the 60 days prior to investment and not used to purchase such primary residence).

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent (i.e., a cohabitant occupying a relationship generally equivalent to that of a spouse) in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐ Any entity in which all of the equity owners are accredited investors.

☐ Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “1934 Act”); any investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Advisers Act; any insurance company as defined in Section 2(a)(13) of the Act; any investment company registered under the 1940 Act or business development company as defined in Section 2(a)(48) of the 1940 Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act.

☐ Any employee benefit plan if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

☐ Any private business development company as defined in Section 202(a)(22) of the Advisers Act.

☐ Any corporation, Massachusetts or similar business trust, partnership (which may include endowments or foundations), limited liability company, or organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

☐ Any trust (which may include endowments or foundations), with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Act.

☐ Any entity, of a type not listed in paragraphs (c) through (i), not formed for the specific purpose of acquiring the securities offered, owning investments (as defined in Rule 2a51-1(b) of the 1940 Act) in excess of $5,000,000.

☐ Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying the individual for accredited investor status. Please indicate applicable professional certification, designation, or credential: __________________________

☐ Any natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the 1940 Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the 1940 Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

☐ Any “family office,” as defined in Rule 202(a)(11)(G)-1 under the Advisers Act, with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

☐ Any “family client,” as defined in Rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements of paragraph (m) above and whose prospective investment in the issuer is directed by such family office and a person who has such knowledge and experience in financial and business matters that such family client is capable of evaluating the merits and risks of the prospective investment.

Contact Information

Primary Contact

Name:
Title:
Address:

Phone:
Email:
Social Security Number:
Date of Birth:

Additional Contact

Name:
Title:
Address:

Phone:
Email:
Social Security Number:
Date of Birth:

SUPPLEMENTAL INFORMATION FOR NON-NATURAL PERSONS

As a REIT, the Company is required to collect information on all the potential beneficial or constructive owners. All Subscribers that are non-natural persons (LLCs, Partnerships, Corporations, Foundations, Trusts, etc.) need to fill out the questions below.

Please provide the name and state of residence for each equity holder, director, manager, officer, trustee, principle beneficiary, and/or other entities which owns or controls directly or indirectly, over 10% of Subscriber:

Please provide a breakdown of the number of each of the following types of beneficial owners in Subscriber, and, if a beneficial owner is a corporation, limited liability company, partnership, trust, or other entity type, provide the number of equity owners, beneficiaries, and/or other beneficial holders of each such beneficial owner.

Type of Beneficial Owner	# of Beneficial Owners	If Beneficial Owners Are Entities, # of Their Beneficial Owners
Individual		Not Applicable
Corporation
Partnership
Trust
Other

Is the prospective investor a corporate pension, stock bonus or profit-sharing plan, “simplified employee pension plan,” so-called “Keogh” plan for self-employed individuals, individual retirement account, welfare benefit plan (such as a medical plan, death benefit plan or prepaid legal services plan), governmental plan, church plan, or any entity whose underlying assets are considered to be plan assets by reason of any investment in the entity, or otherwise a “benefit plan investor” within the meaning of Section 2510.3101(h)(2) of title 29 of the Code of Federal Regulations (Department of Labor plan assets regulations)?

☐ Yes	☐ No

Subscriber represents and warrants that the corporation, partnership, limited liability company or similar entity, as the case may be, has been duly organized or formed, validly exists, and is in good standing under the laws of the jurisdiction of its organization or formation. The entity represents and warrants that it has full power and authority to enter into the transactions contemplated by this Agreement.